Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
among:
NEWLINK GENETICS CORPORATION,
a Delaware corporation;
CYCLONE MERGER SUB, INC.,
a Delaware corporation; and
LUMOS PHARMA, INC.,
a Delaware corporation
Dated as of September 30, 2019
This document is intended solely for discussion purposes. It is not intended to create, and will not be deemed to create, a legally binding or enforceable agreement of any type or nature prior to the duly authorized and approved execution of this document by all parties and the delivery of an executed copy hereof by all parties to all other parties.

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SECTION 1.DESCRIPTION OF TRANSACTION
1.1The Merger    2
1.2Effects of the Merger    2
1.3Closing; Effective Time    2
1.4Certificate of Incorporation and Bylaws; Directors and Officers    2
1.5Conversion of Shares    3
1.6Closing of the Company’s Transfer Books    4
1.7Surrender of Certificates    4
1.8Appraisal Rights    5
1.9Further Action    6
1.10Withholding    6
SECTION 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1Due Organization; No Subsidiaries    6
2.2Organizational Documents    7
2.3Authority; Binding Nature of Agreement    7
2.4Vote Required    7
2.5Non-Contravention; Consents    7
2.6Capitalization    8
2.7Financial Statements    9
2.8Absence of Changes    10
2.9Absence of Undisclosed Liabilities    10
2.10Title to Assets    11
2.11Real Property; Leasehold    11
2.12Intellectual Property    11
2.13Agreements, Contracts and Commitments.    13
2.14Compliance; Permits; Restrictions    15
2.15Legal Proceedings; Orders    17
2.16Tax Matters.    18
2.17Employee and Labor Matters; Benefit Plans.    19
2.18Environmental Matters    23
2.19Insurance    23
2.20No Financial Advisors    23
2.21Disclosure    23
2.22Transactions with Affiliates    24
2.23Anti-Bribery    24
2.24Disclaimer of Other Representations or Warranties    24

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(continued)
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SECTION 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1Due Organization; No Subsidiaries    25
3.2Organizational Documents    25
3.3Authority; Binding Nature of Agreement    25
3.4Vote Required    26
3.5Non-Contravention; Consents    26
3.6Capitalization    27
3.7SEC Filings; Financial Statements    28
3.8Absence of Changes    30
3.9Absence of Undisclosed Liabilities    30
3.10Title to Assets    30
3.11Real Property; Leasehold    30
3.12Intellectual Property    31
3.13Agreements, Contracts and Commitments    32
3.14Compliance; Permits    34
3.15Legal Proceedings; Orders    36
3.16Tax Matters    37
3.17Employee and Labor Matters; Benefit Plans    38
3.18Environmental Matters    42
3.19Insurance    42
3.20No Financial Advisors    42
3.21Transactions with Affiliates    42
3.22Anti-Bribery    43
3.23Valid Issuance    43
3.24Opinion of Financial Advisor    43
3.25Disclaimer of Other Representations or Warranties    43
SECTION 4.CERTAIN COVENANTS OF THE PARTIES
4.1Operation of Parent’s Business    43
4.2Operation of the Company’s Business    45
4.3Access and Investigation    47
4.4Parent Non-Solicitation    48
4.5Company Non-Solicitation    49
4.6Notification of Certain Matters    50
4.7Offers to Employees    50
SECTION 5.ADDITIONAL AGREEMENTS OF THE PARTIES

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(continued)
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5.1Proxy Statement    51
5.2Company Stockholder Matters    52
5.3Parent Stockholders’ Meeting    52
5.4Company Options    55
5.5Indemnification of Officers and Directors    56
5.6Additional Agreements    57
5.7Disclosure    57
5.8Listing    58
5.9Tax Matters    58
5.10Parent Common Stock; Legends    58
5.11Directors and Officers    59
5.12Termination of Certain Agreements and Rights    59
5.13Section 16 Matters    59
5.14Cooperation    60
5.15Allocation Certificates    60
5.16Company Financial Statements    60
5.17Takeover Statutes    60
5.18Stockholder Litigation    61
5.19Company Charter Amendment    61
5.20Private Placement    61
5.21Resale Registration Statement    61
5.22Principal Office and Facilities    62
SECTION 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
6.1No Restraints    62
6.2Stockholder Approval    62
6.3Listing    62
SECTION 7.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
7.1Accuracy of Representations    62
7.2Performance of Covenants    63
7.3Documents    63
7.4FIRPTA Certificate    63
7.5No Company Material Adverse Effect    63
7.6Termination of Investor Agreements    63
7.7Termination of Specified Agreements    63
7.8Company Lock-Up and Support Agreements    64

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(continued)
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7.9Company Stockholder Written Consent    64
7.10Company Charter Amendment    64
7.11Appraisal Rights    64
SECTION 8.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
8.1Accuracy of Representations    64
8.2Performance of Covenants    64
8.3Documents    65
8.4No Parent Material Adverse Effect    65
8.5Parent Lock-Up and Support Agreements    65
8.6Parent Tax Representation Letter    65
8.7Board of Directors    65
SECTION 9.TERMINATION
9.1Termination    65
9.2Effect of Termination    67
9.3Expenses; Termination Fees    67
SECTION 10.MISCELLANEOUS PROVISIONS
10.1Non-Survival of Representations and Warranties    68
10.2Amendment    68
10.3Waiver    69
10.4Entire Agreement; Counterparts; Exchanges by Electronic Transmission    69
10.5Applicable Law; Jurisdiction; Waiver of Jury Trial    69
10.6Attorneys’ Fees    70
10.7Assignability    70
10.8Notices    70
10.9Cooperation    71
10.10Severability    71
10.11Other Remedies; Specific Performance    71
10.12No Third Party Beneficiaries    71
10.13Construction    71

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Schedules:
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 5.6
Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Parent Stockholder Support Agreement
Exhibit D	Specified Post-Closing Parent Designees
Exhibit E	Company Charter Amendment

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 30, 2019, by and among NewLink Genetics Corporation, a Delaware corporation (“Parent”), Cyclone Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Lumos Pharma, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.
B.    The Parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
C.    The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of the Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.
D.    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
E.    The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.
F.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) (the “Company Signatories”) are executing lock-up agreements in substantially the form attached hereto as Exhibit B executed by the Company Signatories (each, a “Company Lock-Up Agreement”).
G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholder of Parent listed on Section A of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing (a) support agreements in favor of the Company in substantially the form attached hereto as Exhibit C (the “Parent Stockholder Support Agreement”), pursuant to which such Persons (the “Parent Signatories”) have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the Parent Stockholder Matters and against any proposals that compete with the Contemplated Transactions and (b) lock-up agreements in substantially the form attached hereto as Exhibit B executed by the Parent Signatories (each, a “Parent Lock-Up Agreement”).
H.    It is expected that immediately after the execution of this Agreement, the Company shall deliver the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
Section 1.DESCRIPTION OF TRANSACTION
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.
1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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1.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time (as part of the Certificate of Merger), the Surviving Company’s certificate of incorporation shall be amended to (i) change the name of the Surviving Corporation to a name mutually agreed upon by Parent and the Company and (ii) make such other changes as are mutually agreed to by Parent and the Company;
(b)    the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation, provided, however, that following the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to Lumos Pharma, Inc., (ii) as contemplated by Section 5.3(a)(i), effect the Nasdaq Reverse Split and (iii) make such other changes as are mutually agreeable to Parent and the Company;
(c)    the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

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(d)    the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.11; and
(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Parent as set forth in Section 5.11, after giving effect to the provisions of Section 5.11, or such other persons as shall be mutually agreed upon by Parent and the Company.
1.5    Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:
(i)    any shares of Company Capital Stock held as treasury stock or held or owned by the Company or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)    subject to Section 1.5(c) and Section 1.8, each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares (as defined below)) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the amount determined pursuant to the Company Charter Amendment (as defined below) at the applicable Exchange Ratio set forth therein (in the aggregate, the “Merger Consideration”).
(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.
(c)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Price.
(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plans shall be treated in accordance with Section 5.4.
(e)    Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the

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Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.
1.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.
1.7    Surrender of Certificates.
(a)    On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Parent Common Stock, pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry shares of Parent Common Stock, representing the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of such Company Stock Certificate may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of any and all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.
(c)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to shares of Parent Common Stock.
(e)    No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
1.8    Appraisal Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.
(b)    The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.
1.9    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.
1.10    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid to the appropriate Person, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
2.1    Due Organization; No Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)    The Company does not have and has never had any Subsidiaries.
(d)    The Company is not and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. The Company has not agreed to make, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity
2.2    Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.
2.3    Authority; Binding Nature of Agreement.
(a)    The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the Company Stockholder Matters.
(b)    This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company Board has approved the Contemplated Transactions.
2.4    Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting as a single class, and (b) the holders of a majority of the shares of Company Preferred Stock, voting together as a single class, (c) the holders of at least thirty two point three percent (32.3%) of the outstanding shares of Series B Preferred Stock, voting together as a single class, in each case, outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Company Stockholder Matters, in a form reasonably acceptable to Parent (collectively, the “Company Stockholder Written Consent”) and entitled to vote thereon (collectively, the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve the Company Stockholder Matters.
2.5    Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of the Company give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).
Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Company Lock-Up Agreements or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Lock-Up Agreements or any of the Contemplated Transactions.
2.6    Capitalization.
(a)    The authorized Company Capital Stock as of the date of this Agreement consists of (i) 36,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 8,933,537 shares have been issued and are outstanding as of the date of this Agreement and of which 1,350,000 shares are held by the Company as treasury shares as of the date of this Agreement, and (ii) 21,170,801 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 21,170,801 have been issued and are outstanding as of the date of this Agreement, consisting of 11,204,513 shares of Series A Preferred Stock and 9,966,288 shares of Series B Preferred Stock. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.
(b)    All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Company Bylaws or Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Company Bylaws and Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase or forfeiture rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.
(c)    Except for the Company Plans (and awards granted thereunder), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 3,711,490 shares of Company Common Stock for issuance under the Company Plans, of which 283,537 shares have been issued and are currently outstanding, 2,229,990 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plans, and 1,197,963 shares of Company Common Stock remain available for future issuance pursuant to the Company Plans. Only shares of Company Common Stock are subject to Company Options. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent accurate and complete copies of the Company Plans and all forms of stock option and other award agreements evidencing outstanding options granted thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)    Except for the Company Options set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)    All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options, and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
2.7    Financial Statements.
(a)    Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company’s audited balance sheets at December 31, 2018 and 2017 together with related audited statements of income, stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of income, stockholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)    The Company maintains books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance: (i) that transactions are executed in accordance with management’s general or specific authorizations; (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP; and (iii) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements of the Company. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(c)    Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since January 1, 2017.
(d)    There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
2.8    Absence of Changes. Since the date of the Company Unaudited Interim Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
2.9    Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
2.10    Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

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2.11    Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent: (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
2.12    Intellectual Property.
(a)    Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Company IP that is the subject of a registration or application in any jurisdiction (“Company Registered IP”), including, with respect to each patent and patent application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. To the Knowledge of the Company, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to Company Registered IP, subsisting. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, there are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any Company Registered IP.
(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company exclusively owns, is the sole assignee of, or has exclusively licensed all material Company IP (other than as disclosed on Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted. To the Knowledge of the Company, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(c)    To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.
(d)    Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, commercially available Software-as-a-Service offerings or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.
(e)    To the Knowledge of the Company: (i) the operation of the businesses of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2016, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)    None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.
(g)    To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Sensitive Data”) except to the extent that such noncompliance has not and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2016, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data used in the business of the Company and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of the Company, in each case of (i) through (iii), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted from unauthorized use or access. To the Knowledge of the Company, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s business as currently conducted.
2.13    Agreements, Contracts and Commitments.
(a)    Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (and, except with respect to clauses (xii) and (xiii) below, other than any Benefit Plans) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)    each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision, in each case, except for restrictions that would not materially affect the ability of the Company to conduct its business;
(iii)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $75,000 pursuant to its express terms and not cancelable without penalty;
(iv)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $75,000, other than Company Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;
(v)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(vi)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $75,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Company Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;
(vii)    each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(viii)    each Company Real Estate Lease;
(ix)    each Company Contract with any Governmental Body (other than clinical trial agreements for clinical trial studies, cooperative research and development agreements and confidentiality agreements);
(x)    each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;
(xi)    each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;
(xii)    each (A) Company Contract, offer letter, employment agreement or other agreement with any employee, (1) is not immediately terminable at will by the Company without advance notice, severance, or other cost or liability or (2) provides for retention payments, change of control payments, severance, accelerated vesting or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event) and (B) each Company Contract, independent contractor agreement, or other agreement with any consultant or service provider that (1) is not immediately terminable at will by the Company without more than 30 days’ prior notice, severance, or other cost or liability or (2) provides for retention payments, change of control payments, severance, accelerated vesting or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event);
(xiii)    each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;
(xiv)    each Company Contract entered into in settlement of any legal proceeding or other dispute; or
(xv)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $75,000 in the aggregate, or obligations after the date of this Agreement in excess of $75,000 in the aggregate or (B) that is material to the business or operations of the Company.
(b)    The Company has delivered or made available to Parent complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
2.14    Compliance; Permits; Restrictions.
(a)    The Company is, and since January 1, 2016, has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, the Public Health Service Act (“PHSA”) and its implementing regulations and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. To the Knowledge of the Company, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)    The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.
(c)    To the Knowledge of the Company, there are no proceedings pending or threatened against the Company with respect to an alleged material violation by the Company of the FDCA, FDA regulations adopted thereunder, the PHSA and its implementing regulations or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)    The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company as currently conducted (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner. The Company is in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication, or to the Knowledge of the Company, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented by the Company. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.
(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, as applicable, including the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2016, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.
(f)    To the Knowledge of the Company, the Company is not the subject of any pending or threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any amendments thereto. To the Knowledge of the Company, neither the Company nor any of its officers, employees or agents have committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company or any of its officers, employees or, to the Knowledge of the Company, agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or, to the Knowledge of the Company, agents.
(g)    Neither Company, nor any of its officers, directors, employees or agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Company is not using, nor has it ever used, in any capacity any Person that has ever been, is currently, or to the Knowledge of Company is the subject of a proceeding that could lead to the Company or its officers, directors, employees or agents becoming, as applicable, a Debarred Entity, a Debarred Individual, an Excluded Entity, an Excluded Individual, or a Convicted Entity or a Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List. The Company, nor any of its officers, directors, employees or agents, has been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003. Neither the Company nor to its knowledge its officers, directors, employees or agents has taken any action that would now or in the future constitute an improper inducement under federal or state healthcare laws.
(h)    The Company is not a Covered Entity under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), but the Company has complied in all material respects with all Laws relating to patient, medical or individual health information, if required, including (to the extent applicable) the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time.  The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound.  To the extent applicable, the Company has created and maintained written policies and procedures to protect the privacy of all protected health information, provides training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form.  The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information.  No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company.  If required, the Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule.  All capitalized terms in this Section 2.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
2.15    Legal Proceedings; Orders.
(a)    As of the date of this Agreement, to the Knowledge of the Company, there is no material pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    Since January 1, 2016 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)    There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
2.16    Tax Matters.
(a)    The Company has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.
(b)    All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)    All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or properly set aside in accounts for this purpose.
(d)    There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.
(e)    No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.
(i)    The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not have any Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.
(j)    The Company has not, since January 1, 2016, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k)    The Company (i) is, and since its formation has been, a domestic corporation for United States federal income tax purposes; and (ii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the United States.
(l)    The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(m)    The Company has not taken or agreed to take any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.
2.17    Employee and Labor Matters; Benefit Plans.
(a)    Section 2.17(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based (other than individual Company Options made pursuant to the Company’s standard forms, in which case only representative standard forms of such stock option agreements shall be scheduled), phantom equity, employment (other than individual employment agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such employment agreements shall be scheduled), offer letter (other than individual offer letters made pursuant to the Company’s standard forms, in which case only representative standard forms of such offers shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).
(b)    As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all material records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, and (viii) any written reports constituting a valuation of the Company’s Capital Stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.
(c)    Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.
(d)    The Company Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.
(e)    Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code). No Company Benefit Plan is a self-funded group health plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)    There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither the Company nor any Company ERISA Affiliate has any material liability for any unpaid contributions with respect to any Company Benefit Plan.
(g)    Neither the Company, any Company ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)    No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor any Company ERISA Affiliates has made a written or oral representation promising the same.
(i)    Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan that is subject to ERISA.
(j)    Neither the execution of, nor the consummation of, the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit under any Company Benefit Plan that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k)    The exercise price of each Company Option granted to a U.S. taxpayer is not and never has been less than the fair market value of one share of Company Common Stock as of the grant date of such Company Option.
(l)    Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.
(m)    No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.
(n)    No Company Benefit Plan is maintained outside of the United States.
(o)    The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all full-time and part-time employees, as well as their respective full-time or part-time status, and the names of all independent contractors and consultants (and indication as such), and, as applicable: (i) the annual dollar amount of all compensation (including wages, salary or fees, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) payable to each person; (ii) dates of employment or service; (iii) title; (iv) any eligibility to receive severance, retention payment, change of control payment, or other similar compensation; (v) visa status, if applicable; (vi) work location; and (vii) with respect to employees, a designation of whether the employee is classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law.
(p)    The Company is not and has never been a party to, is not and has never been bound by, and does not have and has never had a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.
(q)    The Company is, and since January 1, 2016 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work, and termination of employment. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since January 1, 2016: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).
(r)    Except as would not be reasonably likely to result in a material liability to the Company, with respect to each individual who currently renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as exempt or non-exempt under all applicable Laws. The Company does not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt under all applicable Laws.
(s)    Within the preceding five (5) years, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act or comparable state law within the ninety (90) days prior to the Closing Date.
(t)    There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.
2.18    Environmental Matters. The Company is and since January 1, 2013 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2013 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by them.
2.19    Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20    No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21    Disclosure. The information supplied by the Company for inclusion in the Proxy Statement (including any of the Company Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.
2.22    Transactions with Affiliates.
(a)    Section 2.22(a) of the Company Disclosure Schedule (i) describes any material transactions or relationships, since January 1, 2016, between, on one hand, the Company and, on the other hand, any (A) executive officer or director of the Company or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (B) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (C) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (A), (B) or (C) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and (ii) identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.
(b)    Section 2.22(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
2.23    Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). To the Knowledge of the Company, the Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
2.24    Disclaimer of Other Representations or Warranties.
(a)    Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)    The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3, none of the Company or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC at least two (2) Business Days prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
3.1    Due Organization; No Subsidiaries.
(a)    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b)    Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c)    Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.
(d)    Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Parent has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2    Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in breach or violation of its respective Organizational Documents.
3.3    Authority; Binding Nature of Agreement.
(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.
(b)    This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements, the Parent Board approved the Parent Stockholder Support Agreements and the Contemplated Transactions.
3.4    Vote Required. (a) The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposals in Section 5.3(a)(i) and (b) the affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposals in Section 5.3(a)(ii) and (iii) (the “Required Parent Stockholder Vote”).
3.5    Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote, the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, the filing of Current Reports on Form 8-K with the SEC within four Business Days after the execution of this Agreement and the Closing Date, amending Parent’s certificate of incorporation to effect the Nasdaq Reverse Split, such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market, the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;
(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of Parent give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject, except as would not reasonably be expected to be material to Parent or its business;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).
Except for (i) any Consent set forth on Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, the Parent Stockholder Support Agreements, and the Parent Lock-Up Agreements or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Stockholder Support Agreements, the Parent Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Support Agreements, the Parent Lock-Up Agreements or any of the other Contemplated Transactions.
3.6    Capitalization.
(a)    The authorized capital stock of Parent as of the date of this Agreement consists of (i) 75,000,000 shares of Parent Common Stock, par value $0.01 per share, of which 37,312,794 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 5,000,000 shares of preferred stock of Parent, par value $0.01 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent holds 112,209 shares of its capital stock in its treasury.
(b)    All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase or forfeiture rights held by the Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.
(c)    Except for the Parent Stock Plans (and awards granted thereunder), Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, 5,782,588 shares of Parent Common Stock have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Stock Plans and 5,485,400 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Parent Common Stock subject to such Parent Option at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option as of the date of this Agreement; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Parent Option expires; and (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and all forms of the stock option and other award agreements evidencing outstanding awards granted thereunder.
(d)    Except for the Parent Stock Plans and the Parent Options set forth on Section 3.6(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
(e)    All outstanding shares of Parent Common Stock, Parent Options, and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
3.7    SEC Filings; Financial Statements.
(a)    Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2016 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since January 1, 2018, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c)    Parent’s independent registered accounting firm has at all times since the date Parent became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d)    Since January 1, 2016 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq.
(e)    Since January 1, 2016, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)    Parent is and since January 1, 2016 has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(g)    Parent maintains, and at all times since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of June 30, 2019 and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(h)    Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
3.8    Absence of Changes. Since the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9    Absence of Undisclosed Liabilities. As of the date hereof, Parent does not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.
3.10    Title to Assets. Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent or its business, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11    Real Property; Leasehold. Parent does not own and has never owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
3.12    Intellectual Property.
(a)    Section 3.12(a) of the Parent Disclosure Schedule identifies each item of material Parent IP that is the subject of a registration or application in any jurisdiction (“Parent Registered IP”), including, with respect to each patent and patent application: (i) the name of the applicant/registrant; (ii) the jurisdiction of application/registration; (iii) the application or registration number; and (iv) any other co-owners. To the Knowledge of Parent, each of the patents and patent applications included in the Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. To the Knowledge of Parent, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and with respect to Parent Registered IP, subsisting. Except as set forth in Section 2.12(a) of the Parent Disclosure Schedule, there are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any Parent Registered IP.
(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent exclusively owns, is the sole assignee of, or has exclusively licensed all material Parent IP (other than as disclosed on Section 3.12(b) of the Parent Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Parent IP and the Intellectual Property Rights licensed to the Parent pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Parent’s business as currently conducted. To the Knowledge of Parent, each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent. Each Parent Associate who has or has had access to the Parent’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(c)    To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.
(d)    Section 3.12(d) of Parent Disclosure Schedule sets forth each license agreement pursuant to which the Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, commercially available Software-as-a-Service offerings or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, or non-exclusive outbound licenses). All Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor to the Knowledge of the Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses.
(e)    To the Knowledge of Parent: (i) the operation of the businesses of Parent as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent alleging that the operation of the businesses of Parent infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent alleging that another Person has infringed, misappropriated or otherwise violated any of Parent IP or any Intellectual Property Rights exclusively licensed to Parent. Since January 1, 2016, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)    None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.
(g)    To the Knowledge of Parent, Parent and the operation of Parent’s business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data (as defined in Section 2.12(g)), except to the extent that such noncompliance has not and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2016, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent, (ii) no violations of any security policy of Parent regarding any such Sensitive Data used in the business of Parent, (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of Parent, in each case of (i) through (iii), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has taken reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Parent’s business as currently conducted from unauthorized use or access. To the Knowledge of the Parent, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Parent’s business as currently conducted.
3.13    Agreements, Contracts and Commitments.
(a)    Section 3.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (and, except with respect to clauses (xii) and (xiii) below, other than any Benefit Plans) (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):
(i)    each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)    each Parent Contract containing: (A) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person; (B) any most-favored pricing arrangement; (C) any exclusivity provision; or (D) any non-solicitation provision, in each case, except for restrictions that would not materially affect the ability of Parent to conduct its business;
(iii)    each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $75,000 pursuant to its express terms and not cancelable without penalty;
(iv)    each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $75,000, other than Parent Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;
(v)    each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;
(vi)    each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $75,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;
(vii)    each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to Parent in connection with the Contemplated Transactions;
(viii)    each Parent Real Estate Lease;
(ix)    each Contract with any Governmental Body (other than clinical trial agreements for clinical trial studies, cooperative research and development agreements and confidentiality agreements);
(x)    each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;
(xi)    each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent;
(xii)    each (A) Parent Contract, offer letter, employment agreement or other agreement with any employee that (1) is not immediately terminable at will by Parent without advance notice, severance, or other cost or liability, or (2) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event) and (B) each Parent Contract, independent contractor agreement, or other agreement with any consultant or service provider that (1) is not immediately terminable at will by the Company without more than 30 days’ prior notice, severance, or other cost or liability or (2) provides for retention payments, change of control payments, severance, accelerated vesting or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event);
(xiii)    each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to the Parent under a Parent In-bound License;
(xiv)    each Parent Contract entered into in settlement of any legal proceeding or other dispute; or
(xv)    any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, Contract or commitment of more than $75,000 in the aggregate, or obligations after the date of this Agreement in excess of $75,000 in the aggregate, or (B) that is material to the business or operations of Parent.
(b)    Parent has delivered or made available to the Company complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.
3.14    Compliance; Permits.
(a)    Parent is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder, the PHSA and its implementing regulations and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. To the Knowledge of Parent, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or threatened against Parent. There is no agreement, judgment, injunction, order or decree binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)    Parent holds all required Governmental Authorizations which are material to the operation of the business of Parent as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(c)    To the Knowledge of Parent, there are no proceedings pending or threatened against Parent with respect to an alleged material violation by Parent of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)    Parent holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Parent as currently conducted (collectively, the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner. Parent is in compliance in all material respects with the Parent Regulatory Permits and has not received any written notice or other written communication, or to the Knowledge of Parent, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of Parent, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.
(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent, or in which Parent or its respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, as applicable, including the GCP Regulations under 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of Parent has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2016, Parent has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or in which Parent or its current products or product candidates have participated.
(f)    To the Knowledge of Parent, Parent is not the subject of any pending or threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its officers, employees or agents have committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Parent or any of its officers, employees or, to the Knowledge of Parent, agents has not been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent or any of its officers, employees or, to the Knowledge of Parent, agents.
(g)    Neither Parent, nor any of its officers, directors, employees or agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Parent is not using, nor has it ever used, in any capacity any Person that has ever been, is currently, or to the Knowledge of Parent is the subject of a proceeding that could lead to the Parent or its officers, directors, employees or agents becoming, as applicable, a Debarred Entity, a Debarred Individual, an Excluded Entity, an Excluded Individual, or a Convicted Entity or a Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List. The Parent, nor any of its officers, directors, employees or agents, has been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003. Neither the Parent nor to its knowledge its officers, directors, employees or agents has taken any action that would now or in the future constitute an improper inducement under federal or state healthcare laws.
(h)    Parent is not a Covered Entity governed by HIPAA, but each of its health plans, if required, has complied in all material respects with all Laws relating to HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time.  Each of Parent’s health plans has entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent has signed as plan sponsor where the plan is a party or otherwise bound.  Each of Parent’s health plans, where required, has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form.  Parent has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information.  No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, or an agent or third party subject to a Business Associate Agreement with Parent. If required, Parent is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule.  All capitalized terms in this Section 3.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
3.15    Legal Proceedings; Orders.
(a)    As of the date of this Agreement, to the Knowledge of the Parent, there is no material pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    Since January 1, 2016 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.
(c)    There is no order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or to any material assets owned or used by Parent.
3.16    Tax Matters.
(a)    Parent and Merger Sub have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or Merger Sub does not file a particular Tax Return or pay a particular Tax that Parent or Merger Sub is subject to taxation by that jurisdiction.
(b)    All income and other material Taxes due and owing by Parent or Merger Sub on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and Merger Sub did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor Merger Sub has incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)    All Taxes that Parent or Merger Sub are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or properly set aside in accounts for this purpose.
(d)    There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or Merger Sub.
(e)    No deficiencies for income or other material Taxes with respect to Parent or Merger Sub have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or Merger Sub. Neither Parent nor Merger Sub (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f)    Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    Neither Parent nor Merger Sub is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)    Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.
(i)    Neither Parent nor Merger Sub has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor Merger Sub has any Liability for any material Taxes of any Person (other than Parent and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.
(j)    Neither Parent nor Merger Sub has, since January 1, 2016, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k)    Parent and Merger Sub (i) are, and since their formation have been, domestic corporations for United States federal income tax purpose; and (ii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the United States.
(l)    Neither Parent nor Merger Sub has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(m)    Neither Parent nor Merger Sub has taken or agreed to take any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
For purposes of this Section 3.16, each reference to Parent or Merger Sub shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or Merger Sub, respectively.
3.17    Employee and Labor Matters; Benefit Plans.
(a)    Section 3.17(a) of the Parent Disclosure Schedule is a list of all Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based (other than individual Parent Options made pursuant to the Parent’s standard forms, in which case only representative standard forms of such stock option agreements shall be scheduled), phantom equity, employment (other than individual employment agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such employment agreements shall be scheduled), offer letter (other than individual offer letters made pursuant to Parent’s standard forms, in which case only representative standard forms of such offers shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).
(b)    As applicable with respect to each Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all material records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations.
(c)    Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.
(d)    The Parent Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)    Neither Parent nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code). No Parent Benefit Plan is a self-funded group health plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)    There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case, except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.
(g)    Neither Parent or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)    No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither Parent nor any Parent ERISA Affiliates has made a written or oral representation promising the same.
(i)    Neither the execution of this Agreement nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan that is subject to ERISA.
(j)    Neither the execution of this Agreement nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent of any payment or benefit under any Parent Benefit Plan that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k)    The exercise price of each Parent Option granted to a U.S. taxpayer is not, never has been, less than the fair market value of one share of Parent Common Stock as of the grant date of such Parent Option.
(l)    Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.
(m)    No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with the Parent or other assurance of reimbursement by the Parent for any Taxes imposed under Code Section 409A or Code Section 4999.
(n)    No Parent Benefit Plan is maintained outside of the United States.
(o)    Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all full-time and part-time employees, as well as their respective full-time or part-time status, and the names of all independent contractors and consultants (and indication as such), and, as applicable: (i) the annual dollar amount of all compensation (including wages, salary or fees, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) payable to each person; (ii), dates of employment or service; (iii) title; (iv) any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation; (v) visa status, if applicable; (vi) work location; and (vii) with respect to employees, a designation of whether the employee is classified as exempt or non-exempt for purposes of the FLSA and any similar state law.
(p)    Parent is not and never has been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity.
(q)    Parent is, and since January 1, 2016 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work, and termination of employment. Except as would not be reasonably likely to result in a material liability to Parent, with respect to employees of Parent, Parent, since January 1, 2016: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees; (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against Parent relating to any employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).
(r)    Except as would not be reasonably likely to result in a material liability to Parent, with respect to each individual who currently renders services to Parent, Parent has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as exempt or non-exempt under all applicable Laws. Parent has no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt under all applicable Laws.
(s)    Within the preceding five (5) years, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local law. No "plant closing" or "mass layoff" will be implemented before the Closing Date without advance notification to and approval of Company, and there has been no "employment loss" as defined by the WARN Act or comparable state law within the ninety (90) days prior to the Closing Date.
(t)    There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Parent, threatened against Parent relating to labor, employment, employment practices, or terms and conditions of employment.
3.18    Environmental Matters. Parent is and since January 1, 2013 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Parent has not received since January 1, 2013 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent) prior property leased or controlled by Parent has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent with respect to any property leased or controlled by Parent or any business operated by it.
3.19    Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent. Each of such insurance policies is in full force and effect and Parent is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, Parent has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent for which Parent has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent of its intent to do so.
3.20    No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.
3.21    Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2019 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.21 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.
3.22    Anti-Bribery. Neither Parent nor any of its directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. To the Knowledge of Parent, Parent is not or has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
3.23    Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
3.24    Opinion of Financial Advisor. The Parent Board has received an opinion of Stifel, Nicolaus & Company, Incorporated to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications, limitations and other matters set forth therein that the Consideration to be paid by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.  It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company or any other party.
3.25    Disclaimer of Other Representations or Warranties.
(a)    Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)    Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
Section 4.    CERTAIN COVENANTS OF THE PARTIES
4.1    Operation of Parent’s Business.
(a)    Except as set forth on Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), each of Parent and Merger Sub shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts, shall keep in full force and effect all material insurance policies of Parent and shall not take any action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals required by this Agreement, performing its covenants or agreements hereunder, or otherwise materially delay or prohibit the Contemplated Transactions.
(b)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit Merger Sub to, do any of the following:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);
(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any other instrument convertible into or exchangeable for any capital stock or other security of Parent;
(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (A) lend money to any Person (except for the advance of reasonable expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money or (C) guarantee any debt securities of others;
(vi)    other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance, retention or change of control benefits offered to any current or former or new employees, directors or consultants;
(vii)    recognize any labor union, labor organization, or similar Person except as otherwise required by law and after advance notice to the Company;
(viii)    enter into any material transaction other than in the Ordinary Course of Business;
(ix)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;
(x)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xi)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or Consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xii)    enter into, materially amend or terminate any Parent Material Contract;
(xiii)    other than incurrence or payment of Parent Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside of the Ordinary Course of Business;
(xiv)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xv)    initiate or settle any Legal Proceeding; or
(xvi)    agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.2    Operation of the Company’s Business.
(a)    Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts, shall keep in full force and effect all material insurance policies of the Company and shall not take any action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals required by this Agreement, performing its covenants or agreements hereunder, or otherwise materially delay or prohibit the Contemplated Transactions.
(b)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);
(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any other instrument convertible into or exchangeable for any capital stock or other security of the Company;
(iii)    except as required to give effect to anything in contemplation of the Closing, amend its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (A) lend money to any Person (except for the advance of reasonable expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money or (C) guarantee any debt securities of others;
(vi)    other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance, retention or change of control benefits offered to any current or former or new employees, directors or consultants;
(vii)    recognize any labor union, labor organization, or similar Person, except as otherwise required by law and after advance notice to the Parent;
(viii)    enter into any material transaction other than in the Ordinary Course of Business;
(ix)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;
(x)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xi)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or Consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xii)    enter into, materially amend or terminate any Company Material Contract;
(xiii)    other than incurrence or payment of any Company Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside of the Ordinary Course of Business;
(xiv)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xv)    initiate or settle any Legal Proceeding; or
(xvi)    agree, resolve or commit to do any of the foregoing.
(c)    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.3    Access and Investigation.
(a)    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
(b)    Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or, if in the reasonable judgment of such Party, access would jeopardize protections afforded the Party under the attorney-client privilege or the attorney work product doctrine; provided, however, that such Party shall use commercially reasonable efforts to allow for such access in a manner that does not violate any such applicable Law or jeopardize protections afforded the Party under the attorney-client privilege or the attorney work product doctrine.
4.4    Parent Non-Solicitation.
(a)    Parent agrees that, during the Pre-Closing Period, it shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) at least two (2) Business Days prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.
(b)    If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and promptly (and in no event later than twenty-four (24) hours) advise the Company orally and in writing of any material modification or proposed material modification thereto.
(c)    Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.
4.5    Company Non-Solicitation.
(a)    The Company agrees that, during the Pre-Closing Period, it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither the Company nor any of its Representatives shall have breached this Section 4.5 in any material respect, (B) the Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) at least two (2) Business Days prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.
(b)    If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and promptly (and in no event later than twenty-four (24) hours) advise the Company orally and in writing of any material modification or proposed material modification thereto.
(c)    The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.
4.6    Notification of Certain Matters.
(a)    During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any director or officer of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable. Notwithstanding the foregoing, as long as the failure to give such notice does not materially and adversely prejudice the ability of Parent to terminate this Agreement pursuant to Section 9.1(g), the failure to give any such notice shall not be treated as a breach of covenant for purposes of Section 7.2.
(b)    During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and8, as applicable. Notwithstanding the foregoing, as long as the failure to give such notice does not materially and adversely prejudice the ability of the Company to terminate this Agreement pursuant to Section 9.1(f), the failure to give any such notice shall not be treated as a breach of covenant for purposes of Section 8.2.
4.7    Offers to Employees.
(a)    Each current employee of Parent, the Company, or any Affiliate thereof who continues employment with Parent, the Company, or any Affiliate thereof after the Effective Time will be a “Continuing Employee.” For the avoidance of doubt, each current employee of the Company shall be offered the opportunity to continue employment with Parent, the Company, or any Affiliate thereof after the Effective Time. During the period beginning as of the Effective Time and ending no earlier than the first (1st) anniversary of the Effective Time, Parent shall provide each Continuing Employee with, or cause each Continuing Employee to receive, (i) at least the same level of base wages or base salary (but excluding incentive compensation and equity-based compensation opportunities) that were provided to the Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits that were provided to the Continuing Employee immediately prior to the Closing.
(b)    Parent shall, and shall cause its Affiliates to, grant all Continuing Employees credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation or paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by Parent or its Affiliates on or after the Closing (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. In addition, Parent shall, and shall cause its Affiliates to, cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Benefit Plan as of the Closing and (ii) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the same plan year in which the Closing occurs.
(c)    Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES
5.1    Proxy Statement.
(a)    As promptly as practicable after the date of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), the Parties shall prepare and cause to be filed with the SEC a preliminary Proxy Statement. Following (i) confirmation by the SEC that it has no further comments or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Parent shall use commercially reasonable efforts to cause the Proxy Statement in definitive form to be mailed to the stockholders of Parent.
(b)    Parent covenants and agrees that the information provided by Parent or its Subsidiaries to the Company for inclusion in the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Parent stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(c)    The Company represents, covenants and agrees that the information provided by the Company to Parent for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, (i) Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives specifically for inclusion therein and (ii) the Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by the Company or any of its Representatives for inclusion therein.
(d)    Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.
(e)    In furtherance of the foregoing, the Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by Law to be included in the Proxy Statement or reasonably requested from Company to be included in the Proxy Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause the Company’s independent accounting firm to deliver any auditor’s report and any other documentation required by Law to be included in the Proxy Statement.
5.2    Company Stockholder Matters. Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2 shall be subject to Parent’s advance review and reasonable approval.
5.3    Parent Stockholders’ Meeting.
(a)    As promptly as practicable following the earlier to occur of (i) confirmation by the SEC that it has no further comments on the preliminary Proxy Statement or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of:
(i)    the amendment of Parent’s certificate of incorporation to effect the Nasdaq Reverse Split;
(ii)    the issuance of shares of Parent Common Stock to the Company’s stockholders in connection with the Contemplated Transactions;
(iii)    the change of control of Parent resulting from the Merger pursuant to the Nasdaq rules, if required; and
(iv)    in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Parent’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Parent’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the clauses 5.3(a)(i) – (iii) are referred to as the “Parent Stockholder Matters,” and the matters contemplated by clause 5.3(a)(iv) is referred to herein as the “Other Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).
(b)    The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 60 days, following the earlier to occur of (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act with respect to the filing of the preliminary Proxy Statement. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting or on a date preceding the date on which or the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, after reasonable consultation with the Company, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.
(c)    Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use reasonable best efforts to solicit such approval; (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board with respect to the Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn, qualified or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw, qualify or modify the Parent Board Recommendation) in a manner adverse to the Company; and (iv) the Parent Board shall not fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D promulgated under the Exchange Act (other than any other tender offer or exchange offer by Parent or Merger Sub) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such Acquisition Proposal or Acquisition Transaction (the actions set forth in the foregoing clauses (iii) and (iv), collectively, a “Parent Board Adverse Recommendation Change”).
(d)    Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the approval of Parent Stockholder Matters by the Required Parent Stockholder Vote:
(i)    if Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.4 (other than de minimis violations)) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so could be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change (a “Determination Notice”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4(b), (2) Parent shall have given the Company four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change could be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Determination Notice, except that the references to four Business Days shall be deemed to be three Business Days.
(ii)    Other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so could be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least four Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance could be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Determination Notice, except that the references to four Business Days shall be deemed to be three Business Days.
(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to the Parent stockholders; provided, however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure is reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law.
5.4    Company Options.
(a)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Per Share Common Stock Exchange Ratio (as defined in the Company Charter Amendment), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Per Share Common Stock Exchange Ratio (as defined in the Company Charter Amendment) and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option and the Company Plans, such Company Option may be further adjusted as necessary to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (B) the Parent Board or an authorized committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.
(b)    Parent shall file with the SEC, promptly after the Effective Time and in any case no later than 20 days after the Closing, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.4(a) unless such shares of Parent Common Stock have otherwise already been registered.
(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.
5.5    Indemnification of Officers and Directors.
(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements and investigation costs (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such Person to whom expenses are advanced provides a written undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
(b)    The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.
(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(d)    From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “D&O Tail Policy”).
(e)    From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.
(f)    The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party (and their heirs and Representatives) without the prior written consent of such affected D&O Indemnified Party (or their heirs and Representatives).
(g)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.
5.6    Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Schedule 5.6) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.7    Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.
5.8    Listing. Parent shall use its commercially reasonable efforts: (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) to effect the Nasdaq Reverse Split; and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. Parent and the Company agree to evenly split all Nasdaq fees associated with the Nasdaq Listing Application and the Nasdaq Reverse Split, if any (the “Nasdaq Fees”). The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.8.
5.9    Tax Matters.
(a)    For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.
(c)    Parent shall use its reasonable best efforts to deliver a tax representation letter substantially in the form set forth in Section 5.9(c)(i) of the Parent Disclosure Schedule containing representations of Parent and Merger Sub (the “Parent Tax Representation Letter”), dated as of the Closing Date and signed by an officer of Parent to DLA Piper LLP (“DLA”) Parent and Merger Sub shall use their reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to DLA in the Parent Tax Representation Letter.
5.10    Parent Common Stock; Legends.
(a)    The shares of Parent Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  Until the resale by the holders of Company Capital Stock of their shares of Parent Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the shares of Parent Common Stock issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”
Parent agrees to cooperate in a timely manner with the holders of Registrable Securities to remove any restrictive legends or similar transfer instructions from the Registrable Securities upon the registration of the Registrable Securities or in the event that the Registrable Securities are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.
(b)    Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.
5.11    Directors and Officers.
(a)    The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (A) the Parent Board is comprised of seven members, with (i) three such members designated by Parent, (ii) three such members designated by the Company and (iii) one remaining member to be mutually agreed upon by the Parties and (B) the Persons listed in Exhibit D under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit D is unable or unwilling to serve as an officer of Parent or the Surviving Corporation, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor.
(b)    After the Closing, the nominating committee of the Parent Board shall nominate the directors of Parent in the ordinary course.
5.12    Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements (excluding the Company Lock-up Agreements) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.
5.13    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to acquire Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.
5.14    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
5.15    Allocation Certificates.
(a)    The Company will prepare and deliver to Parent at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time): (i) each holder of Company Capital Stock and Company Options; (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held and/or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Company Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).
(b)    Parent will prepare and deliver to the Company at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth as of a reasonably practicable date: (i) each record holder of Parent Common Stock or Parent Options; (ii) such record holder’s name and address; and (iii) the number of shares of Parent Common Stock held and/or underlying the Parent Options as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
5.16    Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement and no later than fifteen (15) days following the date of this Agreement the Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2017 and 2018 for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
5.17    Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
5.18    Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors relating to this Agreement or the Contemplated Transactions. Prior to the Closing, Parent shall reasonably consult with and permit the Company and its Representatives to participate in the defense, negotiations and settlement of any such stockholder litigation, and Parent shall give consideration to the Company’s advice with respect to stockholder litigation. Parent shall promptly advise the Company orally and in writing of the initiation of, and shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation. The Parties hereto shall reasonably cooperate in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose the Contemplated Transactions.
5.19    Company Charter Amendment. The Company shall take all necessary action to file the Amendment to the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit E (the “Company Charter Amendment”) with the Secretary of State of the State of Delaware prior to the Effective Time.
5.20    Private Placement. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and an exemption from qualification under applicable state securities laws.  The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such exemptions and agrees that, in the event any Company Stockholder who is to receive shares of Parent Common Stock hereunder is not an “accredited investor” (within the meaning of Regulation D of the Securities Act), the Company shall arrange for such Company Stockholder to be represented by a “purchaser representative” (within the meaning of Regulation D of the Securities Act).
5.21    Resale Registration Statement.
(a)    Parent shall prepare and file within ninety (90) days of the Closing Date a registration statement on Form S-3 under the Securities Act, which registration statement shall cover the sale, resale or other distribution of all such shares of Parent Common Stock issued to Company Stockholders pursuant to this Agreement (the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, except that if Parent fails to meet one or more of the registrant requirements specified in General Instruction I.A. on Form S-3, registration shall be on another appropriate form that allows for such Registrable Securities to be registered (the “Resale Registration Statement”), and use commercially reasonable efforts to cause such Resale Registration Statement to become effective by the SEC as promptly as reasonably practicable after the filing thereof (and in any event within 60 days after the filing thereof). Once declared effective, Parent shall, subject to the other applicable provisions of this Agreement, use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the three-year anniversary of the effective date of such registration, or such earlier time as all shares of Registrable Securities covered by such Registration Statement (i) have been sold pursuant to such Registration Statement or otherwise, (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions, or (iii) cease to be outstanding (the “Effectiveness Period”).
(b)    Parent shall supplement and amend any Resale Registration Statement if required by the Securities Act. If any Resale Registration Statement ceases to be effective under the Securities Act during the Effectiveness Period, Parent shall use commercially reasonable efforts to as promptly as is reasonably practicable cause such Resale Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Registration Statement), and shall use commercially reasonable efforts to as promptly as is reasonably practicable amend such Resale Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders thereof of all Registrable Securities issued pursuant to this Agreement as of the time of such filing. If a Subsequent Shelf Registration is filed, Parent shall use commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Effectiveness Period.
(c)    The Company Stockholders receiving Registrable Securities are intended third party beneficiaries of this Section 5.21.
5.22    Principal Office and Facilities. After the Closing, (a) the principal office of the Company shall become the principal office of Parent and (b) Parent will maintain substantial operations at its facilities in the Iowa State University Research Park in Ames, Iowa.
Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
6.2    Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.
6.3    Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing. Parent shall not have received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq.
Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
7.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
7.3    Documents. Parent shall have received the following documents, each of which shall be in full force and effect:
(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6 and 7.9 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 is true and accurate in all respects as of the Closing Date;
(b)    the Allocation Certificate; and
(c)    a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company who are otherwise not mutually agreed upon by Parent and the Company to continue as officers or directors of the Company after the Closing.
7.4    FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.
7.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
7.6    Termination of Investor Agreements. The Investor Agreements shall have been terminated.
7.7    Termination of Specified Agreements. The agreements listed on Section B of the Company Disclosure Schedule shall have been amended or terminated as specified therein.
7.8    Company Lock-Up and Support Agreements. Parent shall have received the Company Lock-Up Agreements and Company Support Agreements duly executed by each of the Company Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.
7.9    Company Stockholder Written Consent. The Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall be in full force and effect.
7.10    Company Charter Amendment. The Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware prior to the Closing, which Charter Amendment shall continue to be in full force and effect as of the Closing.
7.11    Appraisal Rights. Either (a) the period during which any holders of any class or series of Company Capital Stock can exercise their statutory appraisal rights under Section 262 of the DGCL with respect to the Merger shall have expired, and the holders of Company Capital Stock representing not more than zero-point-five percent (0.5%) of the votes entitled to be cast by holders of Company Capital Stock entitled to exercise such statutory appraisal rights shall have exercised (and not subsequently withdrawn or waived) such statutory appraisal rights; or (b) the holders of Company Capital Stock representing at least ninety-nine-point-five percent (99.5%) of the votes entitled to be cast by holders of Company Capital Stock entitled to exercise such statutory appraisal rights shall have effectively waived their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger by execution and delivery of a written consent or waiver.
Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
8.1    Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2    Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
8.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;
(b)    the Parent Outstanding Shares Certificate; and
(c)    a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors of Parent after the Closing pursuant to Section 5.11 hereof.
8.4    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.
8.5    Parent Lock-Up and Support Agreements. The Company shall have received the Parent Lock-Up Agreements and Parent Support Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.
8.6    Parent Tax Representation Letter. DLA shall have received a copy of the Parent Tax Representation Letter.
8.7    Board of Directors. Parent shall have caused the Parent Board to be constituted as set forth in Section 5.11 of this Agreement effective as of the Effective Time.
Section 9.    TERMINATION
9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company if the Contemplated Transactions shall not have been consummated by the date that is six months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement that would give the other Party the right to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(f), as applicable, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not concluded its review of the preliminary Proxy Statement (whether by confirmation that the SEC has no further comments or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act) by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days by written notice to the other the Party;
(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions (in each case, to a date following the End Date); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the issuance of such order, decree or ruling or the taking of such other action and such action or failure to act constitutes a breach of this Agreement that would give the other Party the right to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(f), as applicable;
(d)    by Parent if the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall not have been obtained immediately following the execution of this Agreement; provided, however, that if the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote has been obtained and has continuously been in full force and effect, Parent may not terminate this Agreement pursuant to this Section 9.1(d);
(e)    by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;
(f)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);
(g)    by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(h)    by the Company, if the Parent Board shall have effected a Parent Board Adverse Recommendation Change.
9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.7, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
9.3    Expenses; Termination Fees.
(a)    Whether or not the Merger is consummated, (i) all Parent Transaction Expenses shall be paid by Parent (or on behalf of Parent) at or prior to the Closing and (ii) all Company Transaction Expenses shall be paid by the Company.
(b)    If this Agreement is terminated (i) by Parent pursuant to Section 9.1(d), or (ii) by the Company pursuant to Section 9.1(b) and the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote has not been obtained by the Company, then the Company shall pay to Parent within five Business Days of such termination an amount equal to $2,000,000.
(c)    If (i) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(e), or (ii) by Parent pursuant to Section 9.1(b) and the Required Parent Stockholder Vote has not been obtained by Parent, then Parent shall pay to the Company within five Business Days of such termination an amount equal to $2,000,000.
(d)    If this Agreement is terminated by the Company pursuant to Section 9.1(h), then Parent shall pay to the Company within five Business Days of such termination an amount equal to $2,000,000.
(e)    Any fee payable by the Company or Parent under Section 9.2 or this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under Section 9.2 or this Section 9.3, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
(f)    The Parties agree that, (i) subject to Section 9.2, any fee payable by Parent to the Company under this Section 9.3, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of any fee payable by Parent to the Company under this Section 9.3 (A) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(f) shall limit the rights of Parent and Merger Sub under Section 10.11.
(g)    The Parties agree that, (i) subject to Section 9.2, any fee payable by the Company to Parent under this Section 9.3 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of any fee payable by the Company to Parent under this Section 9.3 (A) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(g) shall limit the rights of the Company under Section 10.11.
(h)    Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.
Section 10.    MISCELLANEOUS PROVISIONS
10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
10.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.
10.3    Waiver.
(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.5    Applicable Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.
(b)    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
10.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Central time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

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if to Parent or Merger Sub:
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
Attention: Carl Langren, Brad Powers
Email: clangren@linkp.com, bpowers@linkp.com
with a copy to (which shall not constitute notice):
Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Attention: James C.T. Linfield, Laura Medina
Email: linfieldjct@cooley.com, lmedina@cooley.com
if to the Company:
Lumos Pharma, Inc.
4200 Marathon Blvd., Suite 200
Austin, Texas 78756
Attention: Rick Hawkins, President & Chief Executive Officer
Email: rhawkins@lumos-pharma.com
with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
401 Congress, Suite 2500
Austin, Texas 78701
Attention: Samer M. Zabaneh, P.C.
Email: Samer.Zabaneh@dlapiper.com
10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, the D&O Indemnified Parties and the Company Stockholders receiving Registrable Securities to the extent of their respective rights pursuant to Section 5.5 and Section 5.21) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.13    Construction.
(a)    References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)    The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

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(g)    The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h)    The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)    Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Central time) on the date that is two Business Days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
(j)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NEWLINK GENETICS CORPORATION

By:	/s/ Brad Powers
Name:	Brad Powers
Title:	Office of the Chief Executive Officer

9

CYCLONE MERGER SUB, INC.

By:	/s/ Brad Powers
Name:	Brad Powers
Title:	President

SIGNATURE PAGE TO MERGER AGREEMENT

LUMOS PHARMA, INC.

By:	/s/ Richard J. Hawkins
Name:	Richard J. Hawkins
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO MERGER AGREEMENT

EXHIBIT A

CERTAIN DEFINITIONS
(a)    For purposes of this Agreement (including this Exhibit A):
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(i)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(ii)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company Subsidiaries has or may acquire any right or interest.
“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time in the past six (6) years was) treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.6(a) and (c) (Capitalization) and 2.20 (No Financial Advisors).
“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company or its Subsidiaries.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business, economic or political conditions affecting the industry in which the Company operates, (b) any natural disaster or any acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company, (e) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or relating to any such programs or studies, (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (h) resulting from the taking of any action, or the failure to take any action, by the Company that is required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.
“Company Merger Shares” means a number equal to the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, excluding (i) the issuance of shares of Parent Common Stock in respect of all Parent Options and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time; and (ii) any shares of Parent Common Stock reserved for issuance.

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.
“Company Plans” means the Company 2012 Equity Incentive Plan and Company 2016 Stock Plan, as amended.
“Company Stockholder Matters” means the following matters relating to the stockholders of the Company: (i) adopting and approving this Agreement and the Contemplated Transactions (including the adoption and filing of the Company Charter Amendment), (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.
“Company Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of the Company.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended June 30, 2019 provided to Parent prior to the date of this Agreement.
“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of July 19, 2019, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Consideration” means the number of shares of Parent Common Stock to be issued to the holders of Company Capital Stock as contemplated by Section 1.5 of this Agreement and the number of Parent Options to be substituted for the Company Options to be assumed by Parent as contemplated by Section 5.4.
“Contemplated Transactions” means the Merger, the adoption and filing of the Company Charter Amendment and the other transactions and actions contemplated by this Agreement, including the Nasdaq Reverse Split.
“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference,

option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means (i) with respect to Company Common Stock, the Per Share Common Stock Exchange Ratio, (ii) with respect to the Company’s Series A Preferred Stock, the Per Share Series A Exchange Ratio, and (iii) with respect to the Company’s Series B Preferred Stock, the Per Share Series B Exchange Ratio, each as defined in the Company Charter Amendment.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b)  trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any and all goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Merger Sub Board” means the board of directors of Merger Sub.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.
“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such

Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.
“Parent Balance Sheet” means the unaudited balance sheet of Parent as of June 30, 2019 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-Q for the quarterly period ended June 30, 2019, as filed with the SEC.
“Parent Board” means the board of directors of Parent.
“Parent Change in Circumstance” means a change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement.
“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date of this Agreement.
“Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.
“Parent Contract” means any Contract: (a) to which Parent or Merger Sub is a party; (b) by which Parent, Merger Sub or any Parent IP or any other asset of Parent or Merger Sub is or may become bound or under which Parent or Merger Sub has, or may become subject to, any obligation; or (c) under which Parent or Merger Sub has or may acquire any right or interest.
“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) and (b) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) and (c) (Capitalization) and 3.20 (No Financial Advisors).
“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business, economic or political conditions affecting the industry in which Parent operates, (b) any natural disaster or any acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (f) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent; (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies; (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (i) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (j) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.
“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.
“Parent Stock Plans” means, the Parent 2000 Equity Incentive Plan, the Parent 2009 Equity Incentive Plan, and the Parent 2010 Non-Employee Directors’ Stock Award Plan, in each case, as may be amended from time to time.
“Parent Transaction Expenses” means all fees and expenses incurred by Parent at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of Parent; (b) 100% of (i) the fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the Nasdaq Fees; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; (iv) any fees and expenses incurred by Parent’s financial printer or proxy solicitor in connection with the filing and distribution of the Proxy Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (b)(i) above); and (v) 100% of the D&O Tail Policy.
“Party” or “Parties” means the Company, Merger Sub and Parent.
“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.
“Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.
“Reference Date” means September 6, 2019.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” means the shares of the Series A Preferred Stock of the Company, par value $0.0001 per share.
“Series B Preferred Stock” means the shares of the Series B Preferred Stock of the Company, par value $0.0001 per share.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 80% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, taking into account at the time of determination all circumstances determined by the Parent Board or the Company Board, as applicable, in good faith to be relevant, including the various legal, financial and regulatory aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any written offer by the other Party to this Agreement to amend the terms of this Agreement in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.
“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.
(b)    Each of the following terms is defined in the Section set forth opposite such term:***

Term	Section

Allocation Certificate	5.15(a)
Anti-Bribery Laws	2.23
Business Associate Agreement	2.14(h)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.16
Company Benefit Plan	2.17(a)
Company Disclosure Schedule	Section 2
Company Financials	2.7(a)
Company In-bound Licenses	2.12(d)
Company Interim Financial Statements	5.16
Company Lock-Up Agreement	Recitals
Company Material Contract	2.13(a)
Company Out-bound Licenses	2.12(d)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Preferred Stock	2.6(a)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Stock Certificate	1.6
Company Stockholder Written Consent	2.4
Continuing Employee	4.7(a)
Costs	5.5(a)
D&O Indemnified Parties	5.5(a)

Term	Section
D&O Tail Policy	5.5(d)
Determination Notice	5.3(d)(i)
Dissenting Shares	1.8(a)
DLA	5.9(c)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FDA	2.14(a)
FDCA	2.14(a)
FLSA	2.17(o)
HIPAA	2.14(h)
Intended Tax Treatment	5.9(a)
Investor Agreements	2.22(b)
Liability	2.9
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Nasdaq Fees	5.8
Nasdaq Listing Application	5.8
New Plans	4.7(b)
Other Parent Stockholder Matter	5.3(a)(iv)
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Disclosure Schedule	Section 3
Parent In-bound License	3.12(d)
Parent Lock-Up Agreement	Recitals
Parent Material Contract	3.13
Parent Out-bound License	3.12(d)
Parent Permits	3.14(b)
Parent Real Estate Leases	3.11
Parent SEC Documents	3.7(a)
Parent Signatories	Recitals
Parent Stockholder Matters	5.3(a)(iv)
Parent Stockholder Support Agreement	Recitals
Parent Stockholders’ Meeting	5.3(a)(iv)
Parent Tax Representation Letters	5.9(c)
Pre-Closing Period	4.1(a)
Required Company Stockholder Vote	2.4

Term	Section
Required Parent Stockholder Vote	3.4
Sensitive Data	2.12(g)
Stockholder Notice	5.2
Surviving Corporation	1.1

EXHIBIT B

FORM OF LOCK-UP

EXHIBIT C

PARENT STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT D

SPECIFIED POST-CLOSING PARENT DESIGNEES
Officers

Name	Title

Rick Hawkins	Chief Executive Officer

Eugene P. Kennedy, MD	Chief Medical Officer

John McKew, PhD	Chief Science Officer

Carl Langren	Chief Financial Officer

Brad Powers, JD	General Counsel

Chris Bemben, MBA	Director, Business Development

Lori Lawley, CPA	VP Finance and Controller

EXHIBIT E
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LUMOS PHARMA, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
LUMOS PHARMA, INC. (the “Corporation”), a corporation organized and existing under the provisions of the Delaware General Corporation Law (the "General Corporation Law"),
DOES HEREBY CERTIFY:
1.    The name of the Corporation is Lumos Pharma, Inc. and that the Corporation was originally converted from a Texas corporation to a Delaware corporation pursuant to the General Corporation Law on January 2, 2014 under the name Lumos Pharma, Inc. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 2016 (the “Amended and Restated Certificate”).

2.This Certificate of Amendment to the Amended and Restated Certificate was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.
3.Article Fourth Section B is hereby amended to include a new Subsection 2.5 as follows:
“2.5    Special Allocation of Assets. Notwithstanding anything in this Certificate of Incorporation to the contrary, upon the closing (the “Closing”) of that certain Agreement and Plan of Merger and Reorganization, dated as of September [ ], 2019 (the “Merger Agreement”), by and among NewLink Genetics Corporation (“Parent”), Cyclone Merger Sub, Inc. and the Corporation, (i) each holder of shares of Series B Preferred Stock shall be entitled to be paid a number of shares of Parent Common Stock equal to the product of the Per Share Series B Exchange Ratio, multiplied by the number of shares of Series B Preferred Stock held by such holder, (ii) each holder of shares of Series A Preferred Stock shall be entitled to be paid a number of shares of Parent Common Stock equal to the product of the Per Share Series A Exchange Ratio, multiplied by the number of shares of Series A Preferred Stock held by such holder, (iii) each holder of shares of Common Stock shall be entitled to be paid a number of shares of Parent Common Stock equal to the product of the Per Share Common Stock Exchange Ratio, multiplied by the number of shares of Common Stock held by such holder, and (iv) other than the foregoing, the holders of Common Stock and Preferred Stock shall not be entitled to receive any other payment, including, for the avoidance of doubt, any Accruing Dividends pursuant to Article Fourth, Section B.1 of this Certificate or any payments pursuant to Article Fourth, Sections B.2.1 through B.2.3; provided, however, that, for the avoidance of doubt, if the Closing does not occur for any reason, this Article Fourth, Section B.2.5 shall be null and void and of no further effect and upon any subsequent voluntary or involuntary liquidation, dissolution or winding up of the

Corporation or Deemed Liquidation Event, the provisions of Article Fourth, Sections B.2.1 through B.2.3 shall control.

For purposes of this Article Fourth, Section B.2.5, the following definitions shall apply:

“Parent Common Stock” shall mean the common stock, $0.01 par value per share, of Parent.
“Parent Common Stock Ratio” shall mean an amount equal to the quotient of (i) 37,312,620, divided by (ii) the Company Merger Shares (as defined in the Merger Agreement).
“Per Share Common Stock Exchange Ratio” shall mean an amount equal to (i) the quotient of (x) 1.18655352337665, divided by (y) the Parent Common Stock Ratio multiplied by (ii) the quotient of (x) 8,933,437, divided by (y) the aggregate number of Common Stock outstanding at the Closing.
“Per Share Series A Exchange Ratio” shall mean an amount equal to (i) the quotient of (x) 0.786153154291732, divided by (y) the Parent Common Stock Ratio multiplied by (ii) the quotient of (x) 11,204,513, divided by (y) the aggregate number of Series A Preferred Stock outstanding at the Closing.

“Per Share Series B Exchange Ratio” shall mean an amount equal to (i) the quotient of (x)1.79647182727751, divided by (y) the Parent Common Stock Ratio multiplied by (ii) the quotient of (x) 9,966,288, divided by (y) the aggregate number of Series B Preferred Stock outstanding at the Closing.

4.This Certificate of Amendment to the Amended and Restated Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed by a duly authorized officer of the Corporation this _____________ day of _______________, 2019.

LUMOS PHARMA, INC.

Richard J. Hawkins
President and Chief Executive Officer